As filed with the Securities and Exchange Commission on January 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FISERV, INC.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1506125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Fiserv Drive Brookfield, Wisconsin	53045
(Address of Principal Executive Offices)	(Zip Code)

Fiserv 401(k) Savings Plan

(Full Title of the Plan)

with a copy to:

Robert W. Hau Chief Financial Officer and Treasurer Fiserv, Inc. 255 Fiserv Drive Brookfield, Wisconsin 53045 (262) 879-5000	Benjamin F. Garmer, III John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	16,000,000 shares	$116.13(2)	$1,858,080,000(2)	$241,178.79

(1)

This registration statement covers, in addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Fiserv, Inc. stated above, (a) pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of interests to be offered or sold pursuant to the Fiserv 401(k) Savings Plan (the “Plan”) and (b) pursuant to Rule 416(a) under the Securities Act, any additional shares of Common Stock that become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock on The Nasdaq Global Select Market on December 24, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 and will be sent or given to participants in the Fiserv 401(k) Savings Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Fiserv, Inc. (the “Company”) are hereby incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March  31, 2019, June  30, 2019 and September 30, 2019.

(c) The Company’s Current Reports on Form 8-K dated January  16, 2019, January  17, 2019, February 5, 2019, April  4, 2019, April  18, 2019, May  22, 2019, June 10, 2019, June 10, 2019, June 17, 2019, June 24, 2019, July 1, 2019, July 17, 2019, July  23, 2019, July 29,  2019 and September 9, 2019.

(d) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated September 3, 1986, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or

(d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Company’s By-laws provide for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-laws is not exclusive of any other rights to which a director or officer of the Company may be entitled.

The Company maintains an insurance policy which indemnifies its officers and directors against certain liabilities. In addition, the Company has entered into indemnification agreements with its directors pursuant to which the Company has agreed to pay, on behalf of each such director and his or her executors, administrators or assigns, any amount which such director is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director or officer of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No original issue shares of the Company’s common stock will be made available by the Company for acquisition by participants in the Plan. Therefore, in accordance with Item 8(a) of Form S-8, no opinion as to the legality of the shares is included in this filing.

Exhibit Index

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Fiserv, Inc., effective as of March 6, 2018 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Fiserv, Inc., filed on February 27, 2018)

4.2	Amended and Restated By-Laws of Fiserv, Inc., effective as of July 29, 2019 (incorporated by reference as Exhibit 3.1 to the Current Report on Form 8-K of Fiserv, Inc. filed on July 29, 2019)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP

24	Powers of Attorney of Directors of Fiserv, Inc.

The undersigned registrant hereby undertakes that it has submitted the Plan, and any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to continue the qualification of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on January 2, 2020.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name: Title:	Jeffery W. Yabuki Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 2, 2020.

Signature	Title

/s/ Jeffery W. Yabuki	Chairman of the Board and Chief Executive Officer
Jeffery W. Yabuki	(Principal Executive Officer)

/s/ Robert W. Hau	Chief Financial Officer and Treasurer
Robert W. Hau	(Principal Financial Officer)

/s/ Kenneth F. Best	Chief Accounting Officer
Kenneth F. Best	(Principal Accounting Officer)

*	President and Chief Operating Officer, Director
Frank J. Bisignano

*	Director
Alison Davis

*	Director
Henrique de Castro

*	Director
Harry F. DiSimone

*	Director
Dennis F. Lynch

*	Director
Heidi G. Miller

*	Director
Scott C. Nuttall

*	Director
Denis J. O’Leary

*	Director
Doyle R. Simons

* By:	/s/ Robert W. Hau
Robert W. Hau Attorney-in-Fact January 2, 2020

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Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the Fiserv 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on January 2, 2020.

FISERV 401(K) SAVINGS PLAN

By:	Fiserv Solutions, LLC

	By:	/s/ Robert W. Hau
	Name: Title:	Robert W. Hau Vice President and Treasurer

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